UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2018

CANNABIS LEAF INCORPORATED

(Exact name of registrant as specified in charter)

Nevada	000-55467	47-2055848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10901 Roosevelt Blvd, Suite 1000c Saint Petersburg, Florida	33716
(Address of principal executive offices)	(Zip Code)

(720) 370-3554

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On May 21, 2018, a shareholder holding majority voting power of the shares Cannabis Leaf Incorporated (the “Company”), by written consent (the “Company”) voted to elect Saeed Talari and John Verghese to the Company’s board of Directors. The appointments of Messers. Talari and Verghese increases the Company’s Board of Directors to 3 members.

On May 22, 2018, the Company received the resignation from Jason Sakowski as the Company’s President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer. Mr. Sakowski will remain as a Director on the Company’s Board of Directors.

Also on May 22, 2018, the Company appointed: (1) Saeed Talari as its President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors, (2) Karin Rohret as its Secretary, Accountant and Administrator, (3) Deidre Fernades as its Chief Operating Officer, and (4) John Verghese as its Chief Technical Officer.

Mr. Talari holds 20 years of experience in a wide array of endeavors business ownership and management with a focus predominantly in entrepreneurial-based activities involving start-ups and stabilization. From January 2015 to Present, Mr. Talari has been the Founder and Chairman of Biotica Pharmaceuticals, a private biopharmaceutical company. From May 2014 to Present, Mr. Talari has been the Founder and Chairman of CB Scientific, a private company. From February 2014 to Present, Mr. Talari has been the Founder and Chairman of Nuvus Corp, a private agritech company. From April 2011 to Present, Mr. Talari has been the Chairman & CEO of Veracis Technology, a private Company. From July 2009 to Present, Mr. Talari has been the Founder, Chairman and CEO of PowerCon Systems Inc, a private Company. From March 2006 to Present, Mr. Talari has been the Founder, Chairman, CEO and CFO of Infrax Systems, Inc., a public company that trades on the OTC Markets under the symbol IFXY.

Mr. Talari will serve as a Company director and officer until his duly elected successor is appointed or his resignation. There are no arrangements or understandings between Mr. Talari any other person pursuant to which he was selected as an officer or director. There are no family relationships between Mr. Talari and any of the Company’s officers or directors. Other than disclosed above, Mr. Talari has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940 during the past 5 years.

Mr. Verghese is a seasoned operational expert with over 25 years of experience in the telecommunications and technology sectors. In 2010, John joined Infrax Systems, Inc., a public company, and helped it develop a 2-way communication card for electric utility residential meters. John transitioned to NuvusGro (previously HempTech Corp.) as its COO in 2014. He and his team developed and launched a fully automated grow system for the cannabis industry in early 2017. Mr. Verghese has an MSEE from Florida Institute of Technology in Melbourne, Florida.

Mr. Verghese will serve as a Company director and officer until his duly elected successor is appointed or his resignation. There are no arrangements or understandings between Mr. Verghese any other person pursuant to which he was selected as an officer or director. There are no family relationships between Mr. Verghese and any of the Company’s officers or directors. Other than disclosed above, Mr. Verghese has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940 during the past 5 years.

Karin Rohret received a Bachelor Degree in Business Administration in 1987 with a dual Major in Accounting & Finance. From 2014 to Present she works as an Accountant/Controller for Nuvus Gro Corp., a private company. From 2009 to current, she works as an Accountant/Controller for Nuvus Gro Corp., a private Company.

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Ms. Rohret will serve as a Company officer until her duly elected successor is appointed or her resignation. There are no arrangements or understandings between Ms. Rohret any other person pursuant to which she was selected as an officer. There are no family relationships between Ms. Rohret and any of the Company’s officers or directors. Ms. Rohret has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940 during the past 5 years.

Deirdre Fernandes joined Biotica Pharma and NuvusGro Corporation, in August 2016, as VP of Operations working directly with the CEO and COO of NuvusGro to further the product development, manage risks and controls, HR, regulatory processes and product delivery process & controls with current and future customers. Prior to August 2016 Ms. Fernandes had a long career with Citigroup in New York and Florida, over 34 years, working as a Senior Manager in the Operations and Technology area managing large-scale strategic, global corporate technology systems for Finance and Procurement.

Ms. Fernandes will serve as a Company officer until her duly elected successor is appointed or her resignation. There are no arrangements or understandings between Ms. Fernandes any other person pursuant to which she was selected as an officer. There are no family relationships between Ms. Fernandes and any of the Company’s officers or directors. Ms. Fernandes has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940 during the past 5 years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS LEAF INCORPORATED

Date: May 25, 2018	By:	/s/ Saeed Talari
Saaed Talari, President & C.E.O.

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